March 25, 2005

Dear Shareholder:

          You are cordially invited to attend the 2005 Annual Meeting of Shareholders of West Coast Bancorp to be held at the Embassy Suites Hotel, located at 9000 S.W. Washington Square Road, Tigard, Oregon, on Tuesday, April 26, 2005, at 2:00 p.m. local time.

          At the annual meeting, you will be asked to consider and vote on the election of directors, ratification of our appointment of our independent auditors, and such other business as may properly come before the annual meeting.

          Your vote is very important to us.  Regardless of whether or not you plan to attend the meeting in person, please vote by returning the enclosed proxy card, or by voting via the Internet or by telephone.  A proxy card is enclosed in the front of your mailing envelope.  Instructions on how to vote through the Internet or by telephone are included in the enclosed proxy statement.

          We value you as a West Coast Bancorp shareholder and look forward to seeing you at the meeting.

Sincerely,

Robert D. Sznewajs President and CEO

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2005
2:00 p.m., Pacific Time

To the Shareholders of West Coast Bancorp:

          The 2005 Annual Meeting of Shareholders of West Coast Bancorp will be held at the Embassy Suites Hotel, located at 9000 S.W. Washington Square Road, Tigard, Oregon, on Tuesday, April 26, 2005, at 2:00 p.m. local time.  At the meeting, shareholders will be asked to consider and vote on the following matters:

1.	Electing nine directors to serve for one-year terms;

2.	Ratifying the appointment of Deloitte & Touche LLP as our independent auditors for 2005; and

3.	Such other business as may properly come before the meeting or an adjournment thereof.

          Only shareholders of record on March 1, 2005, may vote on proposals at the annual meeting in person or by proxy.  We encourage you to promptly complete and return the enclosed proxy card, or to vote electronically by telephone or Internet, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions.  If you attend the meeting in person, you may withdraw your proxy and vote your shares.

          Further information regarding voting rights and the business to be transacted at the meeting is included in the accompanying proxy statement.  We appreciate your continued interest as a shareholder in the affairs of our company and in its growth and development.

March 25, 2005	BY ORDER OF THE BOARD OF DIRECTORS

Richard R. Rasmussen Executive Vice President General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, or vote electronically via the Internet or by telephone.  See “Voting Via the Internet or by Telephone” in the accompanying proxy statement for further details.  You do not need to keep your proxy for admission to the annual meeting.

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884

PROXY STATEMENT

          General.  This proxy statement and the accompanying proxy are being furnished to you as a shareholder in connection with the solicitation of proxies by the Board of Directors of West Coast Bancorp (“Bancorp” or the “Company”), for use at the Annual Meeting of Shareholders to be held Tuesday, April 26, 2005, and at any adjournment of the meeting (the “Annual Meeting”).  These proxy materials are first being mailed March 25, 2005.

          To vote by proxy, please sign and date the enclosed proxy and return it to us as soon as possible.  Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies.  If you return a proxy without instructions, your shares will be voted in accordance with the recommendation of our Board of Directors—FOR all nominees for election as directors and FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors.  A proxy may be revoked before its exercise by filing written notice of revocation or a subsequently dated proxy with Bancorp’s Secretary, or by voting in person at the Annual Meeting.  If you vote over the Internet or by telephone as described below, you need not also mail a proxy to us.

          Voting at the Meeting.  March 1, 2005 has been established as the record date for the Annual Meeting.  Holders of record of Bancorp common stock as of that date are entitled to notice of and to vote at the meeting.  On the record date, there were 14,851,495 shares of common stock outstanding and each share of common stock is entitled to one vote.  A majority of the outstanding shares of common stock will constitute a quorum for the conduct of business at the meeting.

          Alternative Voting Methods.  We encourage you to vote electronically or by telephone.  Shareholders holding shares with a brokerage firm or a bank may be eligible to vote via the Internet at www.proxyvote.com or by telephone by calling the telephone number referenced on their voting form.  Please see “Voting Via the Internet or by Telephone” near the end of this proxy statement.

          Solicitation of Proxies.  Proxies will be solicited primarily through the mail, but may also be solicited by directors and officers of the Company and its primary operating subsidiaries, West Coast Bank (the “Bank”) and West Coast Trust Company, Inc. (“WCT”).  We may also engage an outside proxy solicitation firm and pay a fee for such services.  All costs of solicitation of proxies will be borne by the Company.

Proposal 1—Election of Directors

General

          Under our Articles of Incorporation, the Board of Directors may establish the total number of positions on our Board within a range of 8 to 20.  Our Board is currently comprised of ten positions.  Each board member is elected annually.

          Our Board has nominated current directors Lloyd D. Ankeny, Michael J. Bragg, Duane C. McDougall, Steven J. Oliva, J. F. Ouderkirk, Steven N. Spence, Robert D. Sznewajs (our President and CEO), David J. Truitt, and Nancy A. Wilgenbusch to stand for re-election as directors.  Jack E. Long will retire and not stand for re-election to our Board.  His position will remain vacant until a suitable replacement can be identified.

          Each nominee has consented to serve if elected.  If any nominee becomes unable to serve prior to the meeting, our Board may designate a replacement nominee and in such case your proxy will be voted for such replacement.

          The Board of Directors has determined that each of the current directors standing for election, other than Mr. Sznewajs, is an “independent director” under Rule 4200(a)(15) of the Nasdaq listing standards.

INFORMATION WITH RESPECT TO NOMINEES

          Nominees for election as directors are listed below.  All current directors of Bancorp also serve as directors of the Bank.

Lloyd D. Ankeny, 67 Director since 1995	Mr. Ankeny is Chairperson of our Board of Directors. He has been a private real estate investor for more than five years.

Michael J. Bragg, 55 Director since 1999

Mr. Bragg has been a Partner of Grenley, Rotenberg, Evans, Bragg & Bodie, P.C., a Portland, Oregon, based law firm, for more than five years.  Mr. Bragg is also a director and immediate past Chairman of the Board of the Oregon Humane Society.

Duane C. McDougall, 53 Director since 2003

Mr. McDougall was President and Chief Executive Officer of Willamette Industries, Inc., a diversified manufacturer of paper and other forest products, from December 1998 through 2002.  Prior to becoming President and CEO, he served as Chief Accounting Officer, Executive Vice President and in other positions at Willamette Industries for 22 years.  Mr. McDougall also serves as a director of Cascade Corporation, Infocus Corporation, and the Greenbrier Companies.

Steven J. Oliva, 64 Director since 2003

Mr. Oliva has served as President and Chief Executive Officer of Hi-School Pharmacy, Inc., for more than five years.  He is a board member of the National Association of Chain Drug Stores, the Columbia United Providers Insurance Company, and Oregon State University Advisory Board—School of Pharmacy.  He is also a real estate investor.

J. F. Ouderkirk, 54 Director since 1995	Mr. Ouderkirk has been a Partner of Ouderkirk and Hollen, a law firm located in Newport, Oregon, for more than five years.

Steven N. Spence, 57 Director since 2001

Mr. Spence has been a Senior Vice President of UBS Financial Services Inc., a securities brokerage firm, and its predecessors in Portland, Oregon, for more than five years.  Mr. Spence is also Chairman of the Board of Trustees of Marylhurst University and Vice Chairman of the Portland Art Museum.

Robert D. Sznewajs, 58 Director since 2000	Mr. Sznewajs has been President and Chief Executive Officer of Bancorp and the Bank for more than five years. Mr. Sznewajs is also a director of Coinstar Inc.

David J. Truitt, 62 Director since 2004	Mr. Truitt has served as Vice President and part owner of Truitt Bros., Inc., a food processing business, for more than five years.

Nancy A. Wilgenbusch, Ph.D., 56 Director since 2003

Dr. Wilgenbusch has served as President of Marylhurst University for more than five years.  She chairs the Oregon Regional Advisory Board for PacifiCorp and is a director of Scottish Power and trustee of the Tax-Free Trust of Oregon.  Dr. Wilgenbusch also serves as a director of Cascade Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors has established certain standing committees, including an Audit & Compliance Committee, a Compensation & Personnel Committee, and a Governance & Nominating Committee.  During 2004, our Board met nine times.  Each director attended at least 75 percent of the total meetings of the Board of Directors and all committees of the Board on which he or she served during 2004.

          Bancorp policy requires that directors and director nominees attend the Company’s annual meeting of shareholders, except under circumstances beyond the reasonable control of such person.  In 2004, all directors attended the annual meeting of shareholders.

Committee Membership at Fiscal Year-End 2004

Name	Audit	Compensation	Nominating	Loan, Investment and Asset/Liability

Lloyd D. Ankeny	☒	☒	☒
Michael J. Bragg		☒		☒*
Jack E. Long			☒	☒
Duane C. McDougall	☒	☒*	☒
Steven J. Oliva		☒		☒
J. F. Ouderkirk				☒
Steven N. Spence	☒*		☒
Robert D. Sznewajs				☒
David J. Truitt	☒		☒
Nancy A. Wilgenbusch	☒	☒	☒*

* Chairperson

Current Board Committees

          Audit & Compliance Committee.  The Audit & Compliance Committee of the Board of Directors (the “Audit Committee”) operates under a formal written charter adopted by the Board.  A copy of the Audit Committee charter is available at our website at www.wcb.com under the “Investor Relations” tab.  The Audit Committee held nine meetings during 2004.

          The Audit Committee is currently comprised of Mr. Spence (Chair), Mr. Ankeny, Mr. McDougall, Mr. Truitt, and Dr. Wilgenbusch.  Each member of the Audit Committee is financially literate and meets the independence standards for members of public company audit committees set forth in Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules adopted under the Sarbanes-Oxley Act of 2002.  Further, the Board of Directors has determined that Mr. McDougall meets the standards of an audit committee financial expert set forth in SEC regulations and is financially sophisticated.

          The Audit Committee has sole authority to appoint or replace Bancorp’s independent auditor and is directly responsible for compensating and overseeing its work.  Our independent auditor reports directly to the Audit Committee, which evaluates its independence and performance at least annually.  The Audit Committee must pre-approve all audit services and legally permitted non-audit services to be performed by our auditor.  In addition, the Audit Committee is required to meet with our independent auditor and internal audit staff in executive sessions and to resolve any disagreements that arise between management and our auditor.

          The Audit Committee oversees the Company’s internal audit function and is responsible for reviewing significant reports prepared by the internal audit department.  The Audit Committee also assists the Board of Directors in overseeing the quality and integrity of Bancorp’s accounting and reporting practices and has adopted procedures for the receipt and treatment of complaints regarding accounting matters.  Finally, the Audit Committee serves a compliance function with respect to certain regulatory matters, including SEC and bank regulatory issues.

          While the Audit Committee has the responsibilities and authority described above and in its charter, it is not the duty of the Audit Committee to plan or conduct audits or determine whether financial statements and other disclosures are complete, accurate, and in accordance with generally accepted accounting principles.  These remain the responsibilities of our management and independent auditor.

          Compensation & Personnel Committee.  The Compensation & Personnel Committee (the “Compensation Committee”) operates under a formal written charter adopted by the Board.  A copy of the Compensation Committee charter is available at our website at www.wcb.com under the “Investor Relations” tab.  The Compensation Committee held six meetings in 2004.  The Compensation Committee is currently comprised of Mr. McDougall (Chair), Mr. Ankeny, Mr. Bragg, Mr. Oliva, and Dr. Wilgenbusch.  Each member of the Compensation Committee is an “independent director” under Nasdaq Rule 4200(a)(15).

          The Compensation Committee is charged with, among other things, establishing performance goals and incentive opportunity levels for, and approving the base salary, incentive compensation, stock option grants, restricted stock awards, and other compensation of our chief executive officer and the Company’s other executive officers.  In addition, the Compensation Committee reviews the base salary and incentive compensation of other senior officers and reviews and recommends to the Board stock option and restricted stock grants for all employees.

          Governance & Nominating Committee.  The Governance & Nominating Committee (the “Governance Committee”) operates under a formal written charter adopted in January 2004.  The charter is available at our website at www.wcb.com under the Investor Relations tab.  The Governance Committee held four meetings in 2004.  The Governance Committee is currently comprised of Dr. Wilgenbusch (Chair), Mr. Ankeny, Mr. Long, Mr. McDougall, Mr. Spence, and Mr. Truitt.  Each member of the Governance Committee is an “independent director” under Nasdaq Rule 4200(a)(15).

          The Governance Committee is charged with promoting sound principles and practices of corporate governance, identifying and recommending to the Board qualified individuals to serve as board members, including with respect to vacancies that occur on the Board from time to time, and evaluating the performance of the Board and committees of the Board (including itself).  The Governance Committee also must review from time to time the qualifications and independence of members of the Board and each of its committees.  Other specific duties and responsibilities of the Governance Committee include:  regular monitoring and review of the appropriateness of the Company’s corporate governance principles and practices; recommending to the Board specific criteria for determining independence of outside directors consistent with Nasdaq listing standards; recommending to the Board such changes to the Board’s committee structures and committee functions as it deems advisable; confirming that each standing committee has a charter and that such charter is reviewed at least annually by each committee; reviewing and assessing the quality and clarity of information provided to the Board and making such recommendations to management as it deems appropriate; evaluating the effectiveness of the Board’s oversight of management; assessing the Board’s performance and meeting annually with Board members to discuss its performance review; reviewing shareholder proposals and recommending appropriate action to the Board; and reviewing any proposed amendments to the Company’s charter documents and recommending appropriate action to the Board.

          Director Nominees.  We receive suggestions for potential director nominees from a variety of sources including board members, management representatives, advisors, and shareholders.  The Governance Committee will consider nominees recommended by security holders.  Nominees for election at the 2005 annual meeting of shareholders are all currently directors.

          Director Qualifications.  Qualifications required of individuals for consideration as a board member will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time.  Minimum qualifications do, however, include experience at a high level in business, government, or education, demonstrated leadership abilities, generalized or specific knowledge or other skills or qualities of particular value to the Board in fulfilling its responsibilities, and outstanding personal attributes such as unquestioned integrity, sound business judgment, and significant business, community or political contacts.  In addition, a board candidate must have time and willingness to commit to being a productive and active member of the Board and committees of the Board on which he or she will serve.  Finally, because persons nominated as directors of the Company will usually also be nominated to serve as a director of the Bank, such persons must be acceptable to our banking regulators.  In general, Bancorp seeks a board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess the background, skills, expertise, and commitment necessary to make a significant contribution to our Company.

          The Governance Committee will evaluate potential nominees by reviewing their qualifications, considering references as appropriate, conducting interviews as needed, and considering such other information as may be deemed relevant, including the needs of the Board of Directors at the time.  The Governance Committee is authorized by its charter to retain a third-party search firm to assist it in identifying director candidates, but it has not done so recently.

          Shareholder Nominees.  It is the policy of the Governance Committee to consider shareholder recommendations concerning nominees for director.  Shareholders wishing to suggest a candidate for nomination as a director should write to us at our corporate offices to the attention of the Chair of the Governance & Nominating Committee, care of the Corporate Secretary, and shall include:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

•	Name and contact information for the candidate;

•	A statement of the candidate’s experience in business, government, or education and his educational background;

•

Information regarding the candidate’s qualifications, relationships with customers, suppliers or competitors of the Company, and any relationship or understanding between the proposing shareholder and the candidate;

•	Satisfactory evidence of the proposing shareholder’s status as a shareholder; and

•	A statement that the candidate is willing to be considered and serve if nominated and elected.

Shareholders wishing to recommend a candidate for nomination should submit a recommendation not later than 120 days prior to the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.  Shareholder-recommended candidates will be evaluated using the same criteria used to evaluate all potential candidates for director, except that current directors whose performance as a director has been satisfactory or better will normally be favored over new candidates.

          In addition, the Company’s bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders.  In order to submit a nominee for consideration at an annual meeting of shareholders, a shareholder must comply with the notice provisions contained in our bylaws.  Under our bylaws, a shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as director only if written notice of such shareholder’s intent to make a nomination is given to our Secretary, either by personal delivery or certified mail, not later than 60 days before the date of the annual meeting (provided that, if the date of a meeting is not publicly announced more than 90 days in advance, such notice must be given within 15 days after the first public disclosure of the annual meeting date).

          Loan, Investment, and Asset/Liability Committee.  The Loan, Investment, and Asset/Liability Committee (the “Loan Committee”) operates under a formal written charter adopted by the Board.  A copy of the Loan Committee charter is available at our website at www.wcb.com under the “Investor Relations” tab.  The Committee is responsible for approving loans in excess of management’s authorized approval limits and for initial review of Regulation O loans involving insiders.  The Loan Committee is assigned the function of overseeing the monitoring of all lending policies, portfolio quality, delinquencies, collection and charge-off procedures, loan loss reserves, loan quality review guidelines, the credit review function, and approval and collateral evaluations.  The Loan Committee also monitors loan concentrations, delinquency trends, composition of loans, exceptions to lending policy, credit risk of off balance sheet items such as letters of credit, and commitments to buy and sell loans or securities.  The Loan Committee is currently comprised of Mr. Bragg (Chair), Mr. Long, Mr. Oliva, Mr. Ouderkirk, and Mr. Sznewajs.

          The Company’s Chief Credit Officer provides monthly reports to the Loan Committee.  In addition, the Loan Committee receives monthly reports from the chief financial officer or asset/liability manager on net interest revenues, spreads, margins, liquidity, investment activities, prognosis of the market, strategies for investment and broker activities, and other relevant investment and other issues.

Executive Sessions

          The Board of Directors holds executive sessions of non-management directors from time to time and not less than four times per year.  Executive sessions are scheduled by our Chairman and any directors may request that additional executive sessions be scheduled.

Board Communications

          Shareholders may communicate with our Board of Directors directly.  Bancorp will promptly forward all letters or other written communications to the Board, a committee of the Board, or to an individual director.  Such communications may be sent to the Company at its corporate offices.  Communications will not be pre-screened.

          Shareholders and others wishing to submit a report to members of the Audit Committee on an anonymous and confidential basis regarding accounting, internal control, or auditing matters, potential securities law violations, or violations of the Company’s Code of Conduct or Ethical Standards or Code of Ethics may do so by going to www.ethicspoint.com and following the prompts or by calling 1-866-297-0224.

Compensation of Directors

          Retainers, Fees, and Equity Incentives.  Directors who are employees of Bancorp or the Bank receive no fees for their services as directors.  Non-employee directors receive annual retainers as board members and fees for committee participation.  During 2004, the Board Chairperson and each committee chair received a retainer of $26,000 (or $2,167 per month) and each other director received a retainer of $20,000 (or $1,667 per month).  During 2004, each director also received $200 for each committee meeting attended, either as a member of a committee or at the request of the committee.  Directors who also serve on the board of directors of WCT, including Mr. Bragg, Mr. Ouderkirk, Mr. Oliva, and Mr. Truitt, receive $200 for WCT board meetings attended.  Mr. Ouderkirk receives an additional $1,000 per year for serving as chair of the WCT board of directors.

          In December 2004, our Board approved a policy pursuant to which the Company will pay the costs of attendance at director education events.  In addition, the Company will compensate directors for time spent at education events at a rate of $200 per each day (or partial day) for approved events.  Under the policy, directors can obtain compensation at these same rates for time spent at certain educational programs during calendar years 2003 and 2004.

          In 2004, each non-employee director of Bancorp was granted a fully-vested option under the Company’s 2002 Stock Incentive Plan to purchase 2,350 shares of Bancorp common stock with an exercise price equal to the market price on the date of grant.  Mr. Truitt was also granted 682 shares of restricted Bancorp common stock as a new board member.

          The Company has made grants of restricted stock to directors in prior years.  Cash dividends on restricted stock are paid quarterly and at the same time as dividends are paid on common stock generally, and are not subject to any vesting condition.  In 2004, the Company paid $425 on behalf of each director to taxing authorities for income taxes resulting from dividends paid on restricted stock in 2000 through 2002 and not previously withheld or reported to taxing authorities.  The Company does not intend to reimburse directors for taxes due on dividends on restricted stock in the future.

          Directors’ Deferred Compensation Plan.  The Board of Directors has adopted a Directors’ Deferred Compensation Plan (“Directors’ DCP”) that is open to all non-employee directors of Bancorp or its subsidiaries on a completely voluntary basis.

          Under the Directors’ DCP, directors may elect to defer payment of some or all of their directors’ fees.  Contributions are placed in a “rabbi” trust, which is subject to the claims of the Company’s creditors.  Plan participants have a number of investment options for their fees, including Company stock.  The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects.  The Company does not pay or guaranty interest or provide any other type of earnings credit or contribution to the Plan.  Directors are fully vested in their benefits under the Directors’ DCP at all times.

          The Company will make distributions from the plan in accordance with individual elections.  Distributions from the Directors’ DCP are taxed as ordinary income in the year they are received by participants.  The Company will generally receive a deduction for the deferred directors’ fees at that time.

Proposal 2—Ratification of Selection of Independent Auditors

          The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.  Although the selection of independent auditors is not required to be submitted to a vote of the shareholders by the Company’s charter documents or applicable law, the Board has decided to ask the shareholders to ratify the selection.  If the shareholders do not approve the selection of Deloitte & Touche LLP, the Board will ask the Audit Committee to reconsider its recommendation.

          Provided that a quorum is present, the selection of Deloitte & Touche LLP as the Company’s independent auditors will be ratified if more votes are cast for the proposal than against it at the Annual Meeting.  Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and shares not voted on this proposal by brokers or nominees will not be counted as voted for purposes of determining whether the proposal has been approved.

          The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2005.

MATTERS RELATED TO OUR AUDITORS

Auditors for Fiscal Year Ended December 31, 2004

          Deloitte & Touche LLP, independent certified public accountants, performed audits of our consolidated financial statements for 2004 and our management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004.  A representative of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions.  The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

Fees Paid to Independent Auditors

          The following table sets forth the aggregate fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for the years ended December 31, 2004, and December 31, 2003:

Description	Year Ended December 31, 2004 Amount Paid	Year Ended December 31, 2003 Amount Paid

Audit Fees (1)	$439,000	$237,000
Audit-Related Fees (2)	13,500	16,925
Tax Fees (3)	54,500	66,275
All Other Fees	0	0

(1)	Fees for audit services consist of:
	•	Audit of the Company’s annual financial statements;
	•	Reviews related to obligations under FIDICIA;
	•	Reviews in connection with quarterly reports filed with the SEC;
	•	In 2004, $160,000 for preparation for internal control reports and related attestation services; and
	•	Other SEC-related work such as consents and other services.

(2)	Fees for audit-related services consist of:
	•	Benefit plan audits; and
	•	In 2003, consultations with respect to benefit plan aspects of potential corporate transactions.

(3)	Fees for tax services consist of tax compliance services, including federal, state, and local tax preparation services and advice, and tax planning.

          The Audit Committee adopted pre-approval policies and procedures for pre-approving work to be performed by Deloitte & Touche.  Under Bancorp’s pre-approval policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent auditors.  All services performed by Deloitte & Touche during 2004 were pre-approved by the Audit Committee.

          The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit services and certain detailed specific types of services characterized as audit-related and tax services.  These categories include with respect to audit services, attestation services, services associated with SEC registration statements, and consultations with management relating to accounting disclosure of transactions or events.  With respect to audit-related and tax services, these categories include due diligence and audit services relating to potential mergers and acquisitions, benefit plan audits, internal control reviews, consultations relating to disclosure treatment of transactions, tax preparation services, and tax planning and advice.  For each category of services, the Audit Committee has set dollar limits on the amount of services that may be provided and has required that management or the auditors report back to the committee from time to time to inform members of services actually provided and costs therefor.  The Audit Committee has delegated to the chair of the Audit Committee the authority to consider and pre-approve any management or other request for additional services to be performed by Deloitte & Touche.

Report of Audit Committee

          The Audit Committee is comprised of five directors, all of whom are independent as defined under listing standards for companies whose stock is listed for trading on The Nasdaq Stock Market and applicable SEC rules.  A written charter governing the Audit Committee has been adopted by the Board of Directors.

In discharging its responsibilities, the Audit Committee:

•	Reviewed and held discussions with management and Deloitte & Touche relating to the Company’s financial statements, internal control, the audit and financial reporting by Bancorp generally;

•	Discussed and reviewed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from Deloitte & Touche a formal statement regarding independence consistent with Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche its independence.

          Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee Members—Fiscal Year 2004

Steven N. Spence (Chair), Lloyd D. Ankeny, Duane C. McDougall,
David J. Truitt, and Nancy Wilgenbusch, Ph.D.

OTHER BUSINESS

          The Board knows of no other matters to be brought before the shareholders at the annual meeting.  In the event other matters are presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table shows the amount of Bancorp common stock beneficially owned as of December 31, 2004, by our current directors and nominees for director, the executive officers named in the summary compensation table below, shareholders known to us to beneficially own more than 5% of our common stock, and all executive officers and directors of Bancorp as a group.  Beneficial ownership includes shares currently owned, shares that a person has a right to vote or transfer, and any shares that a person has a right to acquire within 60 days.  Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned.  At December 31, 2004, Bancorp had 14,872,290 shares outstanding.

Name and Address	Number of Shares Beneficially Owned (1)(2)(3)		Percent of Class Outstanding

5% Owners
Columbia Wanger Asset	1,370,000	(4)	9.2%
Management, L.P.
WAM Acquisition GP, Inc.
Columbia Acorn Trust
227 W. Monroe Street
Chicago, IL 60606
Officers and Directors
Lloyd D. Ankeny	154,284		1.0%
Michael J. Bragg	41,078	(5)	*
James D. Bygland	38,865	(6)	*
Anders Giltvedt	129,202	(6)	*
Jack E. Long	72,214	(7)	*
Duane C. McDougall	12,400		*
Xandra McKeown	27,475	(6)	*
Steven J. Oliva	13,369		*
J. F. Ouderkirk	101,315	(8)	*
David Prysock	59,131	(6)	*
Steven N. Spence	14,798		*
Robert D. Sznewajs	400,264	(6)	2.7%
David J. Truitt	3,037		*
Nancy Wilgenbusch	10,652		*
All directors and executive officers as a group (14 persons)	1,078,084	(5)(6)(7)	7.2%

*Represents less than 1% of our outstanding common stock.

(1)

Share amounts include shares subject to stock options exercisable within 60 days after December 31, 2004, as follows:  Lloyd D. Ankeny, 47,219 shares; Michael J. Bragg, 8,955 shares; James D. Bygland, 28,700 shares; Anders Giltvedt, 97,778 shares; Jack E. Long, 34,850 shares; Duane C. McDougall, 5,350 shares; Xandra McKeown, 19,474 shares; Steven J. Oliva, 5,350 shares; J. F. Ouderkirk, 56,573 shares; David Prysock, 52,812 shares; Steven N. Spence, 8,350 shares; Robert D. Sznewajs, 333,082 shares; David J. Truitt, 2,350 shares; Nancy Wilgenbusch, 5,350 shares; and by all directors and executive officers as a group, 706,193 shares.

(2)

Share amounts include shares held under deferred compensation plans as to which participants have shared voting and dispositive power as follows:  Lloyd D. Ankeny, 1,569 shares; Michael J. Bragg, 2,316 shares; James D. Bygland, 588 shares; Jack E. Long, 5,022 shares; Duane C. McDougall, 1,976 shares; Xandra

McKeown, 73 shares; Steven J. Oliva, 1,932 shares; J. F. Ouderkirk, 3,519 shares; Steven N. Spence, 1,246 shares; and Nancy Wilgenbusch, 2,216 shares.

(3)

Share amounts include restricted shares granted under the 2000 Restricted Stock Plan and the 2002 Stock Incentive Plan which, although not fully vested, possess full voting rights, as follows:  Lloyd D. Ankeny, 1,000 shares; Michael J. Bragg, 1,000 shares; James D. Bygland, 1,800 shares; Anders Giltvedt, 6,333 shares; Jack E. Long, 1,000 shares; Duane McDougall, 2,000 shares; Xandra McKeown, 2,550 shares; Steven Oliva, 2,000 shares; J. F. Ouderkirk, 1,000 shares; David Prysock, 2,100 shares; Steven N. Spence, 1,000 shares; Robert D. Sznewajs, 20,766 shares; David Truitt, 682 shares; and Nancy Wilgenbusch, 2,000 shares; and by all directors and executive officers as a group, 45,231 shares.

(4)

Based on information contained in the Schedule 13G filed February 14, 2005, by Columbia Wanger Asset Management, L.P. (“WAM”), WAM Acquisition GP, Inc. (“WAM GP”), and Columbia Acorn Trust (“Acorn”), reporting beneficial ownership as follows:  WAM, shared dispositive and shared voting power with respect to 1,370,000 shares; WAM GP, shared dispositive power and shared voting power with respect to 1,370,000 shares; and Acorn, shared dispositive power and shared voting power with respect to 1,320,000 shares.

(5)	Share amount includes 12,279 shares owned by the Mr. Bragg’s spouse. Mr. Bragg disclaims any beneficial ownership of these shares.

(6)

Share amounts include the following shares held in accounts under Bancorp’s 401(k) Plan:  James D. Bygland, 3,058 shares; Anders Giltvedt, 233 shares; Xandra McKeown, 253 shares; David Prysock, 575 shares; Robert D. Sznewajs, 825 shares; and by all directors and executive officers as a group, 4,944 shares.

(7)

Share amount includes 27,375 shares held in trust for the benefit of Jack E. Long, 997 shares held in the J&L Nursery, Inc., Profit Sharing Plan for which Mr. Long serves as sole trustee and is the largest beneficiary, and 1,921 shares held in the Jack Long Defined Benefit Plan.

(8)	Share amounts include 50 shares held by spouse as custodian for his son. Mr. Ouderkirk disclaims any beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires that all of our executive officers and directors and all persons who beneficially own more than 10% of our common stock (“reporting persons”) file reports with the SEC with respect to beneficial ownership of Bancorp common stock.  We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filing requirements.

          We believe that all executive officers and directors made all filings required by Section 16(a) on a timely basis during 2004, based solely upon our review of the copies of filings that we received with respect to the year ended December 31, 2004, and written representations from reporting persons.

EXECUTIVE COMPENSATION

          The following table summarizes the compensation awarded or paid for the three years ended December 31, 2004, to the Chief Executive Officer and to the other four most highly compensated executive officers of Bancorp and its subsidiaries during 2004.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Shares Underlying Options	All Other Compensation (4)

Robert D. Sznewajs,	2004	$300,000	$330,000	$11,816	$261,170	0	$7,330
President and Chief	2003	300,000	300,000	—	271,596	23,550	6,369
Executive Officer	2002	300,000	330,000	—	0	44,240	5,437
Anders Giltvedt,	2004	$175,000	$105,000	$3,805	$79,950	8,800	$6,674
EVP/Chief	2003	175,000	105,000	—	82,382	10,100	5,350
Financial Officer	2002	163,596	90,000	—	0	20,000	5,437
Xandra McKeown,	2004	$139,000	$55,000	$1,874	$33,046	4,450	$5,884
EVP/Business	2003	136,469	50,000	—	31,890	4,500	4,912
Banking	2002	135,204	50,000	—	0	8,500	5,367
David Prysock,	2004	$135,000	$55,000	$1,664	$23,452	3,100	$4,692
EVP/Chief	2003	135,000	50,000	—	31,890	4,200	4,339
Credit Officer	2002	132,500	50,000	—	0	8,500	3,975
James D. Bygland,	2004	$130,000	$39,000	$1,574	$17,056	2,350	$5,093
EVP/Chief	2003	130,000	35,000	—	31,890	4,000	3,332
Information Officer	2002	128,750	40,000	—	0	7,000	3,219

(1)	Listed amounts represent bonuses earned for services during the year shown but paid in a subsequent year.

(2)

Represents amounts paid by the Company to taxing authorities in 2004 for income taxes resulting from dividends paid on restricted stock in 2000 through 2002 and not previously withheld or reported to taxing authorities.  The Company does not intend to reimburse officers for taxes due on dividends on restricted stock in the future.

(3)

Represents the dollar value on the date of grant of restricted shares issued under the 2002 Stock Incentive Plan (the “Plan”).  Aggregate restricted stock holdings of named executive officers as of December 31, 2004, are as follows:

Name	Restricted Stock Owned at 12/31/2004 (# of shares)	Value of Restricted Stock at 12/31/2004 ($)[a]

Robert D. Sznewajs	20,766	$527,664
Anders Giltvedt	6,333	160,922
Xandra McKeown	2,550	64,796
David Prysock	2,100	53,361
James D. Bygland	1,800	45,738

[a] Based on the closing price of our common stock on December 31, 2004, $25.41.

All restricted stock grants are subject to vesting over a four-year period in equal installments if granted in 2004 and over a three-year period in equal annual installments if granted prior to 2004.  Holders of restricted stock are entitled to receive dividends as declared whether or not such stock is vested.

(4)

Represents 401(k) Plan contributions paid by Bancorp and, for 2003 and 2004, economic benefits attributable to life insurance provided under the Bank’s bank-owned life insurance program that, for 2004, were as follows:  Mr. Sznewajs, $830; Mr. Giltvedt, $174; Ms. McKeown, $205; Mr. Prysock, $642; and Mr. Bygland, $139.

Stock Options

          Option Grants.  The following table sets forth certain information concerning individual grants of stock options under the Plan to the named executive officers during the year ended December 31, 2004.

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name	Number of Securities Underlying Options Granted (2)	% of Total Options Granted to Employees	Exercise Price (3)	Expiration Date	5%	10%

Robert D. Sznewajs	0	—	—	—	—	—
Anders Giltvedt	8,800	5.02%	$21.32	4/20/14	$117,990	$299,011
Xandra McKeown	4,450	2.54%	21.32	4/20/14	59,665	151,204
David Prysock	3,100	1.77%	21.32	4/20/14	41,564	105,333
James D. Bygland	2,350	1.34%	21.32	4/20/14	31,508	79,849

(1)

The potential realizable value is based on the assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term.  These numbers are calculated based on the SEC’s proxy disclosure rules and do not reflect our estimate of future stock price performance.

(2)

The Compensation Committee approves grants under the Plan to named executive officers.  Otherwise, the Plan is administered by our Board of Directors generally based on recommendations from the Compensation Committee.  The Compensation Committee reviews and recommends to the Board to whom options should be granted, as well as the number of shares and the exercise price.  Options are generally exercisable at a price equal to the fair market value on the date of grant, become exercisable over a prescribed vesting period (generally four years), and expire at the end of ten years.  Options may generally be exercised for a period of three months following termination of employment.  Options vest immediately and remain exercisable for their stated term in the event of retirement, death, disability, or termination of employment within 24 months of a change in control affecting the Company.  Options held by employees terminated for cause terminate immediately.

(3)

The option exercise price may be paid in cash, by surrendering for cancellation vested shares owned by the executive officer, in a cashless exercise through a broker, or a combination of the foregoing.

          Option Exercises.  The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 2004, and stock options held at year-end.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

Name	Shares Acquired on Exercise		Number of Unexercised Options at Year End		Value of Unexercised in-the-Money Options at Year End (1)

		Value Received	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert D. Sznewajs	14,877	$155,266	333,082	30,446	$4,758,163	$302,341
Anders Giltvedt	10,000	125,754	97,778	22,199	1,447,011	169,326
Xandra McKeown	2,000	26,302	19,474	10,283	265,429	76,136
David Prysock	—	—	52,812	8,733	735,067	68,781
James D. Bygland	6,272	74,137	28,700	7,349	366,968	59,115

(1)

On December 31, 2004, the closing price of our stock was $25.41.  For purposes of the table, stock options with an exercise price less than that amount are considered to be “in-the-money” and value is calculated based on the difference between this market price and the exercise price of the stock option multiplied by the total number of shares covered by in-the-money options.

Equity Compensation Plan Information

          The following table summarizes information regarding shares of Bancorp common stock that may be issued upon exercise of options, warrants and rights under Bancorp’s existing equity compensation plans and arrangements as of December 31, 2004.  All of Bancorp’s plans or arrangements under which equity compensation may be awarded have been approved by shareholders.  The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights	B. Weighted- average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected rights in column A)

Equity compensation plans approved by shareholders (1)	1,777,854	$13.61	752,215
Equity compensation plans not approved by shareholders	0	N/A/	0
Total	1,777,854	$13.61	752,215

(1)	Future grants may be made only under the Plan. The number of shares shown in column C as available for future issuance includes approximately 138,776 shares available for restricted stock grants.

MANAGEMENT

Executive Management

          Information with respect to our executive management team, other than Mr. Sznewajs, appears below.  Information relating to Mr. Sznewajs, who is also a director, can be found under “Proposal 1—Election of Directors.”  Each of the executive officers listed below serves in the position listed at both Bancorp and the Bank.

James D. Bygland, 43

Mr. Bygland was named Executive Vice President and Chief Information Officer in June 2002.  Mr. Bygland previously served as Senior Vice President and Chief Information Officer for more than three years.

Anders Giltvedt, 45

Mr. Giltvedt joined us in April 2000 as Executive Vice President and Chief Financial Officer.  Mr. Giltvedt previously served in various positions at U.S. Bank beginning in 1988, including most recently as an Executive Vice President.

Kevin McClung, 35	Mr. McClung has served as Vice President and Controller of Bancorp for more than five years.

Xandra McKeown, 47

Ms. McKeown was named an Executive Vice President of Bancorp in January 2002.  Ms. McKeown had previously been named an Executive Vice President of the Bank in June 2001.  Prior to her promotion, Ms. McKeown served as a Senior Vice President.  Before joining Bancorp in November 2000, Ms. McKeown served as a Senior Vice President for Business Banking at U.S. Bank for more than five years.

David Prysock, 61	Mr. Prysock has served as our Executive Vice President and Chief Credit Officer for more than five years.

Employment Agreement with President and CEO

          Below is a summary of Mr. Sznewajs’s employment agreement with the Company and the Bank covering the terms of his employment as our president and chief executive officer.  For additional information, please refer to the complete agreement included as Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the SEC and is available on its website at www.sec.gov.  This summary is qualified in its entirety by reference to the actual agreement.

          Mr.  Sznewajs’s employment agreement was executed March 1, 2005, with an effective date of January 1, 2005, and is for a three-year term, expiring on December 31, 2007.  Under the agreement, Mr. Sznewajs will receive an annual base salary of $330,000, subject to adjustment based on reviews to occur annually.  In addition to base salary, Mr. Sznewajs has an annual cash bonus opportunity of up to 100% of his annual salary, will receive retirement benefits in accordance with his Supplemental Executive Retirement Plan dated August 1, 2003, and is entitled to four weeks of paid vacation each year.  Mr. Sznewajs is also entitled to participate in the Company’s stock incentive plan, all employee pension, welfare and insurance benefit plans or programs, and such fringe benefits as are available to other senior executives.  The Company has agreed to consider annually whether to provide Mr. Sznewajs retiree medical benefits.

          In the event Mr. Sznewajs’s employment is terminated before the term ends by Mr. Sznewajs for “good reason” or by Bancorp without “cause,” each as described below, Mr. Sznewajs will be entitled to receive all compensation and benefits earned or accrued through the date of termination, as well as severance benefits as follows:

          (1)          A lump sum cash payment payable six months after termination in an amount equal to the sum of:  (a) salary due for the remaining term of the agreement; (b) annualized bonus for the year in which termination occurs, as earned through the date of termination; (c) if termination occurs in year one or two, a bonus payment for the second and/or third years of the term calculated for each year based on the greater of the prior year’s annual bonus amount or the annualized bonus due under (b) above in the year of termination; and (d) the sum of his deemed matching contribution and deemed profit sharing contribution in connection with the Company’s 401(k) plan, each as calculated in accordance with the agreement;

          (2)          Immediate vesting of all stock options and restricted stock;

          (3)          Continuation of health plan benefits for Mr. Sznewajs and his spouse or payment of COBRA coverage premiums for group coverage of Mr. Sznewajs and his spouse for the remainder of the term;

          (4)          Life insurance benefits for the remainder of the term; and

          (5)          In the event retiree medical benefits have not been provided to Mr. Sznewajs, the Company will attempt to extend the Company’s health plan coverage to Mr. Sznewajs or to a group of retired executives including Mr. Sznewajs, provided such coverage does not adversely affect premiums of active employees, does not otherwise increase the Company’s costs, and is paid for solely by retired executives.

          Benefits payable to Mr. Sznewajs are generally not subject to mitigation or offset, including in the event Mr. Sznewajs takes another position following termination.

          The parties have agreed to arbitrate most disputes or claims under the agreement, but only after making good faith attempts to resolve the dispute or claim through negotiations.

          For purposes of the agreement, the terms below have the following meanings:

          “Cause” includes:  (A) embezzlement, dishonesty, or other fraudulent acts involving the Company or its business operations; (B) material breach of the confidentiality provisions of the employment agreement; (C) conviction on any felony charge or on a misdemeanor reflecting upon honesty; (D) acts or omissions that materially injure the Company’s reputation, business affairs, or financial condition if injury could have been reasonably avoided by Mr. Sznewajs; or (E) failure or refusal to substantially perform his duties to the Company, including willful misfeasance or gross negligence in the performance of duties, provided written notice is given by the Company specifying performance issues in detail and a reasonable opportunity to cure is provided.

          The Company may not terminate Mr. Sznewajs for Cause unless (x) two-thirds of the members of the Board determine that Cause exists based on substantial evidence, (y) Mr. Sznewajs is given reasonable notice of the board meeting called to make that determination, and (z) Mr. Sznewajs and his legal counsel are given an opportunity to address the Board meeting.

          “Good Reason” includes (i) any reduction in salary or reduction or elimination of any compensation or benefit plan, which reduction does not apply generally to all similarly situated employees, (ii) a material diminution in responsibilities, title or duties, (iii) a relocation or transfer to an office or location more than 35 miles from the current place of employment, or (iv) a material breach of Mr. Sznewajs’s employment agreement by the Company, provided the Company must be given reasonable notice of, and a reasonable opportunity to cure, such breach.

          Mr. Sznewajs and the Company are also parties to a Change in Control Agreement dated January 1, 2004, as described below.  If Mr. Sznewajs’s employment terminates under circumstances that trigger payments under his Change in Control Agreement, Mr. Sznewajs will receive benefits payable under the Change in Control Agreement and will not receive severance benefits under his employment agreement, other than payments due for compensation and benefits earned or accrued through the date of termination.

Change in Control Arrangements

          Below are summaries of change in control agreements entered into among the Company, the Bank, and each of our named executive officers.  For additional information relating to these agreements, please refer to the complete agreements included as exhibits to our annual report filed with the SEC.  Capitalized terms used in the description below but not explained are used with the meanings given at the end of the section relating to Mr. Sznewajs’ agreement.

          Robert D. Sznewajs.  Effective January 1, 2004, the Company entered into a change in control agreement with Mr. Sznewajs.  The change in control agreement has a one-year term but provides for automatic extension for an additional year on each anniversary of the agreement, unless on or prior to September 30 of each year either Mr. Sznewajs or the Company gives written notice terminating the agreement.  If a “change in control,” as defined below, occurs, the agreement provides for an automatic extension of its term to three years during which time the agreement may not be terminated without the consent of Mr. Sznewajs.  “Good reason” and “cause,” as used in Mr. Sznewajs’s change in control agreement (as well as those for other executive officers), have substantially the same meanings provided under his employment agreement described above.

          Under his change in control agreement, Mr. Sznewajs has agreed that, upon notification that the Company has received a proposal that is intended or has the potential to result in a change in control, he will assist the Company in evaluating the proposal and not resign his position until the contemplated transaction is completed or abandoned.  In addition, if within three years following a change in control, the Company wants Mr. Sznewajs to continue employment in a position or under circumstances that qualify as “good reason” for Mr. Sznewajs to terminate employment under his change in control agreement, Mr. Sznewajs will be obligated to do so, provided such continued employment is for not longer than 90 days, is at an executive level position that is reasonably comparable to his current position, and occurs at Mr. Sznewajs’ then current place of employment or at such other location as is agreeable to Mr. Sznewajs.  During this period of continued employment, Mr. Sznewajs will be entitled to the same base pay and bonus arrangements as in effect on the day before continued employment begins, together with equivalent perks and benefits to those in place prior to the continued employment period or additional compensation in the amount of the Company’s contributions to such plans and benefits on behalf of Mr. Sznewajs.  In addition, Mr. Sznewajs will be entitled to severance benefits under his change in control agreement as described below upon commencement of a continued employment period.

          Mr. Sznewajs will be entitled to severance benefits upon a qualifying termination event, including (i) a termination by Mr. Sznewajs for “good reason” within three years of a Change in Control, (ii) a termination of Mr. Sznewajs by the Company other than for “cause,” “disability” (as defined below), or death within three years of a change in control, or (iii) termination of Mr. Sznewajs’ employment before a change in control if termination is other than for cause, disability or death and occurs on or after announcement that a change in control is contemplated or intended or the date such transaction should have been announced under applicable securities or other laws.  Severance benefits payable to Mr. Sznewajs under his change in control agreement are as follows:

(1)	A lump sum cash payment in an amount equal to three times his adjusted salary and average bonus, each as calculated in accordance with his agreement;

(2)	Acceleration of vesting of all of his stock options and restricted stock (other than grants specifically excluded from acceleration at the time made);

(3)	Continuation of health plan benefits for the lesser of 18 months or the maximum period for which COBRA coverage is provided under law;

(4)

A lump sum cash payment equal to three times the sum of his deemed matching contribution under the Company’s 401(k) plan and deemed profit sharing contribution, each as calculated in accordance with his agreement; and

(5)	Outplacement or tax planning services at a cost of up to $10,000 from service providers selected by the Company.

          Cash payments due under the agreement must be paid within 30 days after an event giving rise to a severance obligation.  Other obligations under the agreement must be paid when due.

          In addition, if any payments under Mr. Sznewajs’ change of control agreement are determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code, Mr. Sznewajs will be entitled to reimbursement for such taxes on an after-tax basis.  Under certain circumstances, the Company may also be unable to deduct the resulting compensation expense for federal income tax purposes.

          Certain defined terms used in the change in control agreement that are not also used in Mr. Sznewajs’s employment agreement and described above are used with the following meanings:

•

A “Change in Control” will be deemed to occur if (i) a person (other than the Company) acquires 30 percent or more of the Company’s outstanding common stock, other than from the Company or in certain exempt transactions; (ii) directors in office at the time of the agreement, including individuals elected as directors thereafter based on a nomination by the Company’s Board of Directors, cease for any reason to constitute a majority of the Board; (iii) the Company completes a merger, reorganization, or consolidation or sale of all or substantially all of its assets, unless (A) shareholders of the Company prior to such transaction continue to own 50 percent or more of the common stock and 50 percent or more of the voting power of outstanding securities of the resulting entity, (B) no person has acquired 30 percent or more of the Company’s common stock or the combined voting power of its outstanding securities, and (C) a majority of the Company’s Board of Directors continues in office; or (iv) shareholders approve a liquidation of the Company.

•

“Disability” means that either the carrier of any group long term disability insurance policy of the Company covering Mr. Sznewajs or the Social Security Administration has made a determination of disability.

          Other Executives.  Effective January 1, 2004, the Company also entered into change in control agreements with Mr. Giltvedt, Mr. Bygland, Ms. McKeown, and Mr. Prysock.  These agreements replace Mr. Giltvedt’s prior change of control agreement and the Company’s salary continuation agreements with Mr. Bygland, Ms. McKeown, and Mr. Prysock.  The Company has also entered into similar change in control agreements with 16 other senior officers.

          The change in control agreements for named executive officers other than Mr. Sznewajs are identical in terms to the agreement with Mr. Sznewajs, except that (i) the automatic extension of the term of the agreement upon occurrence of a change in control is for two years rather than three years, (ii) severance benefits will only become payable if a termination event occurs within two years of a change in control rather than three years, and (iii) all severance payments are calculated by multiplying base amounts such as salary, bonus, and 401(k) and profit sharing matching contributions by two, rather than three.  In addition, executives other than Mr. Sznewajs are only entitled to $5,000 in outplacement or tax planning services, and cause may be determined by the Company rather than by two-thirds vote of the Board of Directors, as is required for any termination of Mr. Sznewajs for Cause.

Supplemental Executive Retirement Plans

          Effective August 2003, Bancorp adopted supplemental executive retirement plans (each, a “SERP”) for each of the named executive officers.  The discussion below includes a summary of the material provisions of each SERP.  This summary is qualified in its entirety by reference to the copies of the SERP agreements included as exhibits to the Company’s annual report on Form 10-K filed with the SEC.

          Each SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for the participant.  Each SERP is further intended to assist in assuring each participant’s continued service to Bancorp.

          Under each SERP, a participant is entitled to receive a fixed amount per year, payable monthly, for a period of 15 years, with payments beginning on the earlier of the first day of the month after a participant reaches his normal retirement age—62 for Mr. Sznewajs and 64 for all other participants—or the first day of the month after actual retirement.  Benefit amounts vary based on whether (1) a participant retires at normal retirement age or terminates employment in connection with a termination event under his or her change in control agreement (as described above), or (2) terminates employment due to early voluntary termination, early involuntary termination, or disability.  In the event a participant retires on or after his or her normal retirement age or terminates employment in connection with a termination event under his or her change in control agreement, his or her monthly payments will be based on annual benefit levels as follows:  Mr. Sznewajs, $105,000; Mr. Giltvedt, $61,250; Ms. McKeown, $48,650; Mr. Prysock, $47,250; and Mr. Bygland, $45,500.  In the event a participant terminates employment as a result of an early voluntary termination, early involuntary termination, or disability, his or her monthly payments will be based on annual benefit levels determined in accordance with a formula set forth in each participant’s SERP agreement that results in benefit amounts that increase over the participant’s period of continued service, but not above the normal retirement benefit described above.  No benefits will be payable by the Company if a participant is terminated for Cause (as defined in each participant’s change in control agreement).

          Retirement, change in control, involuntary termination, and disability benefits of each participant are fully vested immediately.  Voluntary termination benefits were immediately vested as follows:  Mr. Sznewajs, 70%; Mr. Giltvedt, 30%; Ms. McKeown, 30%; Mr. Prysock, 50%; and Mr. Bygland, 50%; benefits not immediately vested will vest 10% per year of completed service thereafter.  Bancorp may in its sole discretion elect to pay all benefits other than normal retirement benefits in a lump sum.  Benefits may be increased from time to time, but not decreased.

          Each SERP also provides certain death benefits to each participant.  In the event of death prior to normal retirement age, each participant’s designated beneficiary is entitled to a benefit equal to the normal retirement benefit beginning on the first day of the month following death.  In the event of a death during a benefit payment period, Bancorp will continue to pay remaining benefits to the participant’s beneficiary either in accordance with the then established schedule of payments or, if Bancorp so elects, in a lump sum.

TRANSACTIONS WITH MANAGEMENT

          Various directors and officers of Bancorp, members of their immediate families, and firms in which they have or had an interest, were customers of and had transactions with Bancorp’s subsidiaries during 2004 in the ordinary course of business.  Similar transactions may be expected to take place in the ordinary course of business in the future.  All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectability or present other unfavorable features.

Report of the Compensation Committee—2004

          The Compensation and Personnel Committee of the Board (the “Compensation Committee”) is comprised of independent directors as defined in Nasdaq listing standards applicable to the Company and is responsible for establishing and administering the Company’s executive compensation program and general compensation policies and incentive plans.  This report covers compensation during 2004.

          Compensation Philosophy, Objectives and Structure.  The Compensation Committee’s principal objectives are to attract and retain highly qualified executives and to motivate them to maximize shareholder value by tying a significant part of executive compensation to increases in long and short term shareholder value to the extent practicable.  Key elements of this philosophy include:

•	Establishing compensation plans that deliver pay commensurate with the Company’s performance, as measured by operating, financial and strategic objectives;

•	Providing significant equity-based incentives for executives to ensure that they are motivated over the long-term as owners, rather than just as employees; and

•	Providing compensation that rewards executives if shareholders receive an above-average return on their investment.

          Components of executive compensation include base salaries, annual incentive bonuses, stock options, restricted stock, a supplemental executive retirement plan, a deferred compensation plan, and life insurance.  During 2004, the Compensation Committee reviewed the total compensation of each executive.

          Base Salaries.  Executive base salaries are structured overall to be slightly below market averages.  Individual levels are based on factors such as the nature of contributions to the Company’s success by each executive and a subjective evaluation of performance.

          The Compensation Committee establishes the Chief Executive Officer’s salary by comparison to the salaries of chief executive officers of comparable peer bank holding companies.  The Compensation Committee periodically uses the services of an outside consultant who compiles salary data for a group of similarly situated companies to assist in determining salaries for the CEO and other members of executive management.  Mr. Sznewajs’ base salary for 2004 was $300,000.  This amount was slightly below the median for the peer group for 2002.

          Annual Incentive Bonuses.  Annual incentive bonuses allow executives to earn additional compensation if performance goals and certain subjective criteria are satisfied.  Performance goals are based on individual and Company performance objectives, which are set annually.  Incentive bonus plans are discretionary, allowing the Compensation Committee latitude to weigh factors it considers important when considering executive incentive bonuses.  Company performance objectives are generally based on operating, financial and strategic goals.  The primary goals are earnings per share and return on equity.  Other goals include asset quality, operating income, return on assets, and efficiency ratio.  If performance goals are met, the combination of base salary and annual incentive bonus are generally greater than market averages.

          The Compensation Committee determines the Chief Executive Officer’s annual cash bonus based on performance objectives established by it on an annual basis and other factors.  Mr. Sznewajs was paid a bonus of $330,000 for 2004, a figure that would have been above the median bonus amounts paid to executives in the Company’s peer group for 2002.  The Compensation Committee based its bonus decision on Bancorp’s meeting corporate objectives referred to above and on subjective standards.  Mr. Sznewajs’ total cash compensation was slightly above the 75th percentile of the Company’s peer group for 2002.  Other executive bonuses for 2004 were determined by the Compensation Committee based on achievement of individual and Company-wide performance goals and subjective factors.

          Stock Options.  Consistent with our long-term incentive strategy, the Compensation Committee and Board grant stock options to employees of the Company and its subsidiaries under the 2002 Stock Incentive Plan (the “Plan”).  Stock options provide additional incentive for recipients to build shareholder value since recipients only receive value from these grants if our stock appreciates.  Stock options are also used for recruiting purposes.  Historically, most grants under the Plan have been incentive stock options exercisable at the market price of the stock on the date of grant.  The Board has adopted a policy prohibiting the repricing of stock options.

          In 2004, the Company granted varying numbers of stock options to its executive officers as detailed under the heading “Executive Compensation—Option/SAR Grants in Last Fiscal Year” above.  The number of stock options granted to officers in 2004 was based upon individual performance, the executive’s potential, and a formula that takes into account the total number of option shares being granted, the Company’s determination of the value of each option share (using the Black-Sholes method), the executive’s salary, and a multiplier based on the executive’s job grade.  Stock options granted in 2004 vest one-quarter annually over a four-year period (a change from the three-year vesting schedule applicable to grants made in previous years) and expire in ten years.  The Compensation Committee determined that extending the vesting schedule was consistent with the compensation practices of other companies in our peer group and would reinforce the alignment of management’s interests with the interests of long-term shareholders.  Mr. Sznewajs received no stock options in 2004 to offset benefits under his supplemental executive retirement plan (“SERP”).

          Restricted Stock.  The Plan authorizes awards of restricted stock.  Restricted stock provides the Compensation Committee and the Board with an important tool to attract and retain key employees and to further align the interests of management with those of our shareholders.  Restricted stock awards are designed to strengthen the mutuality of interests between Bancorp’s shareholders and employees by providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Bancorp.

          The number of shares awarded to each executive officer in 2004 was determined based upon individual performance, the executive’s potential, and a formula that takes into account the total number of restricted shares being granted, the mid-point of the executive’s salary grade, a percentage equal to the executive’s annual bonus opportunity, and the market price of the Company stock.  Restricted stock awarded in 2004 vests one-quarter annually over a four-year period (a change from the three-year vesting schedule applicable to grants made in previous years).  The vesting schedule for grants of restricted stock was extended to reinforce the mutuality of interests between management and long-term shareholders, consistent with the compensation practices of other companies in our peer group.  Cash dividends on restricted stock are paid quarterly and at the same time as dividends are paid on common stock generally, and are not subject to any vesting condition.

          Supplemental Executive Retirement Plans.  The Compensation Committee in 2003 approved creation of supplemental executive retirement plans for Mr. Sznewajs and four other executives.  The SERPs were implemented to help retain key executives and remain competitive with others in our market.  The plans provide each executive with a fixed payment for 15 years after retirement.  Payments commence at age 62 for Mr. Sznewajs and age 64 for other executives.  Each SERP includes a non-compete clause.  For more detailed discussion of the SERPs, see “Management—Supplemental Executive Retirement Plans.”

          Life Insurance.  The Company purchased bank-owned life insurance in 2003 to help recover the costs of projected employee benefits, provide key executives with another element of a comprehensive and competitive compensation package, reward them for past and future services, and encourage them to continue employment with Bancorp.  Life insurance benefits under the policy are $300,000 for Mr. Sznewajs, $200,000 for each executive vice president, and $100,000 for each senior vice president.  Additional life insurance coverage is provided under policies available to all employees.

          Deferred Compensation Plan.  The Company maintains an executive officers’ deferred compensation plan which permits each named executive officer and certain other senior officers to contribute all or part of his or her base salary, annual incentive bonuses, and commissions to the plan on a tax-deferred basis.  Contributions are placed in a “rabbi” trust which is subject to the claims of the Company’s creditors.  Plan participants have a number of investment options, including Company stock.  The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects.  The Company does not pay or guaranty interest or provide any other type of earnings credit or contribution to the plan.  Participants are fully vested in their plan benefits at all times.

          Policy With Respect to $1 Million Deduction Limit.  Provisions of the Internal Revenue Code limit the deductibility of compensation in excess of $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions.  The Compensation Committee strives to qualify executive compensation for deductibility to the extent consistent with the best interests of the Company, but deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

          Conclusion.  The Compensation Committee believes these executive compensation policies and programs serve the interests of our shareholders and Bancorp effectively.  The various pay vehicles offered are balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing the value of our company for the benefit of shareholders.

Compensation Committee Members—Fiscal Year 2004

Duane C. McDougall (Chair), Lloyd D. Ankeny, Michael J. Bragg,
Steven J. Oliva, Nancy A. Wilgenbusch

Five-Year Performance Graph

          The following chart compares the yearly percentage change in the cumulative shareholder return on our common stock during the five years ended December 31, 2004, with (1) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (2) the Total Return Index for Nasdaq Bank Stocks, in each case as reported by the Center for Research in Securities Prices.  This comparison assumes $100.00 was invested on December 31, 1999, in our common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends.

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

West Coast Bancorp	100.00	81.45	119.06	132.18	188.88	229.39
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
NASDAQ Bank Index	100.00	114.23	123.68	126.65	162.92	186.45

* Stock graph prepared by SNL Financial LC © 2005.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

          Shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company before November 25, 2005, for inclusion in the 2006 Proxy Statement and form of proxy.  In addition, if the Company receives notice of a shareholder proposal after February 8, 2006, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

          The Company’s bylaws provide that no business may be brought before an annual meeting except by or at the direction of the Board, as specified in the Company’s notice of the meeting, or by any shareholder of record who delivers notice to the Secretary of the Company not less than 60 days in advance of such meeting (unless the date of the meeting has not been publicly announced by the Company more than 90 days prior to the meeting, in which case the shareholder’s notice must be given within 15 days after the Company publicly announces the meeting date).  To be effective, the shareholder’s notice must include certain information about the matter proposed to be considered at the meeting and the shareholder providing the notice, as specified further in the bylaws.  If the chairman of an annual meeting determines that these advance notice procedures have not been complied with, he or she may declare that the business was not properly brought before the meeting and will not be considered.

HOUSEHOLDING MATTERS

          Bancorp is delivering one annual report and proxy statement to you if you reside in a household with one or more other shareholders with the same last name or whom the Company reasonably believes are members of your family, unless the Company has been notified that you prefer to receive individual copies of those documents.  This practice is referred to as “householding.”

          If you reside at an address that received only one copy of this annual report and proxy statement as a result of householding, we will deliver additional copies upon oral or written request to West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, Attn:  Corporate Secretary, or by phone at (503) 684-0884.

          If you object to householding and wish to receive separate copies of documents in the future, you may contact either:

          1.          ADP Investor Communication Services (“ADP”), if your shares are held in an account at a brokerage firm or bank, at 1-800-542-1061.  Please have your proxy card in hand in order to access your account and follow the automated instructions.  You can also contact ADP in writing at ADP-ICS, Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

          2.          Wells Fargo Shareholder Services (“Wells”), our stock transfer agent, if your shares are directly registered with them, at 1-877-602-7615.  Please have your proxy card in hand in order to access your account.  The Company’s code for use of Wells’ automated system is 210.

If you received multiple copies of this annual report and proxy statement, you share an address with other shareholders, and you would like to request delivery of a single copy, please contact us or our transfer agent as described above.

ANNUAL REPORT TO SHAREHOLDERS

          Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004, including financial statements.  Written requests for the Form 10-K should be addressed to Richard R. Rasmussen, Corporate Secretary of West Coast Bancorp, at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

VOTING VIA THE INTERNET OR BY TELEPHONE

          You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling the phone number on your proxy card.  Votes submitted via the Internet or by telephone must be received by 8:59 pm (PT) on April 25, 2005, to be counted.

          The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.  Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

March 25, 2005	BY ORDER OF THE BOARD OF DIRECTORS

Richard R. Rasmussen Executive Vice President General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the
postage-paid envelope we have provided or return it to
West Coast Bancorp, c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717.

WEST COAST BANCORP 5335 MEADOWS ROAD SUITE 201 LAKE OSWEGO, OR 97035

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:							WSCST1	KEEP THIS PORTION FOR YOUR RECORDS

								DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEST COAST BANCORP

The Board of Directors recommends a vote “FOR”
the listed proposals.

Vote on Directors					For	Withhold	For All	To withhold authority to vote for any
					All	For All	Except	nominee, mark "For All Except" and write
1.	ELECTION OF DIRECTORS							the nominee's number on the line below.

	01)	Lloyd D. Ankeny	06)	Steven N. Spence
	02)	Michael J. Bragg	07)	Robert D. Sznewajs	O	O	O	______________________________________
	03)	Duane C. McDougall	08)	David J. Truitt
	04)	Steven J. Oliva	09)	Nancy A. Wilgenbusch, Ph.D.
	05)	J. F. Ouderkirk

Vote on Proposal

		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2005.	O	O	O

     Management knows of no other matters that are likely to be brought before the meeting. However, if any other matters are properly presented at the meeting, this Proxy will be voted in accordance with the recommendations of management.

The undersigned acknowledges receipt of the 2005 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

WHEN SIGNING AS ATTORNEY, EXECUTOR, OFFICER, TRUSTEE, GUARDIAN, OR OTHER CAPACITY, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS MUST SIGN.
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. See enclosed notice.	Yes	No

	O	O

___________________________________	______	___________________________________	______
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WEST COAST BANCORP

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy Is Solicited on Behalf of the Board of Directors

          The undersigned hereby appoints Robert D. Sznewajs and Richard R. Rasmussen as Proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote all the shares of common stock of West Coast Bancorp (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 2005, or at any adjournment of the meeting.

          THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS SO MADE.